Exhibit 99.1

Pep Boys Prices Senior Subordinated Notes

Philadelphia – December 8, 2004 – The Pep Boys – Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket and service chain, announced that it has agreed to sell $200,000,000 of 7.50% Senior Subordinate Notes due 2014 in a public offering that is expected to close on December 14, 2004.  Pep Boys intends to use the net proceeds from the offering to repay indebtedness.

Goldman, Sachs & Co. acted as sole book-running manager of the offering.   Morgan Stanley and Wachovia Securities were the other underwriters.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Subordinate Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  A shelf registration statement relating to the Subordinate Notes that Pep Boys intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

When available, copies of the final prospectus for the offering may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 (telephone 212-902-1000).

About Pep Boys

Pep Boys has 595 stores and over 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995.  The words “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements include management’s expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation.  Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investor Contact:  Harry Yanowitz, Senior Vice President - CFO  (215) 430-9720

Media Contact:  Bill Furtkevic   (215) 430-9676

Pep Boys

3111 West Allegheny Avenue

Philadelphia, PA 19132

Internet: http://www.pepboys.com

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